Pangaea Logistics Solutions Ltd. Announces Quarterly Cash Dividend

NEWPORT, RI – February 17, 2026 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per common share to be paid on March 13, 2026 to all shareholders of record as of February 27, 2026.

ABOUT PANGAEA LOGISTICS SOLUTIONS

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) and its subsidiaries (collectively, “Pangaea” or the “Company”) provides seaborne dry bulk logistics and transportation services as well as terminal and stevedoring services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, coal, iron ore, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the logistics needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, port and terminal operations, vessel chartering, voyage planning, and vessel technical management. Learn more at www.pangaeals.com.

INVESTOR RELATIONS CONTACTS

Gianni Del Signore	Stefan C. Neely
Chief Financial Officer	Vallum Advisors
401-846-7790	PANL@val-adv.com
Investors@pangaeals.com